Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in the Registration Statement (No. 33-52069 and 333-40536) on Form S-8 of Old Republic International Corporation of our report dated June 27, 2012, relating to the statements of net assets available for benefits of Great West Casualty Company Profit Sharing Plan as of December 31, 2011 and 2010, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of Great West Casualty Company Profit Sharing Plan.

/s/ Mayer Hoffman McCann P.C.

Minneapolis, MN
June 27, 2012